Exhibit 99.1

HANS ROHLF ELECTED TO BOARD OF DIRECTORS

OF HCC INSURANCE HOLDINGS, INC.

HOUSTON (November 12, 2013) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) today announced that Hans D. Rohlf, 62, has been elected as an independent member of the Company’s Board of Directors.

“We are very pleased to have an executive of Hans’ stature join our Board.  He is well-respected throughout the insurance industry for his extensive experience, breadth of knowledge, and ability to build and grow reinsurance and insurance businesses,” said Christopher J.B. Williams, HCC’s Chief Executive Officer.

Mr. Rohlf will serve on the Enterprise Risk Oversight Committee, as well as the Board of Directors of HCC’s subsidiary company, HCC International Insurance Company PLC.  Since 1995, he has served as the Managing Director of Hannover Re’s North American Property & Casualty Business.  Previously, Mr. Rohlf held several positions with Hannover Re, including Senior Vice President and Head of the U.S. and Aviation Businesses, and Head of the Retrocessional Department.  He joined Hannover Re in 1977.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading specialty insurer with offices in the United States, the United Kingdom, Spain and Ireland.  As of September 30, 2013, HCC had assets of $10.4 billion and shareholders’ equity of $3.6 billion.  HCC’s major domestic and international insurance companies have financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Corporation, “A+ (Superior)” from A.M. Best Company, Inc., “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” from Moody’s Investors Service, Inc.

For more information about HCC, please visit http://www.hcc.com.

Contact:	Doug Busker, Director of Investor Relations
HCC Insurance Holdings, Inc.
Telephone: (713) 996-1192

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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